Exhibit 99.1
Church & Dwight Co., Inc.

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

CHURCH & DWIGHT REPORTS SECOND QUARTER EARNINGS
Affirms Full Year 13-15% Earnings Growth on Comparable Basis
Dividend Increased 21%

PRINCETON, NJ, August 5, 2010 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended July 2, 2010 of $74.3 million or $1.03 per share, compared to last year’s reported net income of $58.2 million or $0.81 per share.  Earnings per share increased 20%, excluding a plant restructuring charge of $0.05 per share in 2009.

Second Quarter Review

Reported net sales for the second quarter increased 2.9% to $640.9 million.  Organic sales grew 3.7% during the quarter for the total Company and 3.8% for the total domestic and international consumer business, which excludes the impact of foreign exchange rate changes, acquisitions, divestitures and a change in customer delivery arrangements.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are pleased with our second quarter business results in what continues to be a difficult economic and competitive environment.  Consumer appeal for our high-quality premium and value-oriented products continues to be strong.  The weak economic environment continues to favor our value brands.  Our outstanding new products launched this year have resulted in distribution gains across our key categories.  Despite unit declines in most of our categories, our total consumer business delivered approximately 7% unit growth and unit share increased on 5 of our 8 power brands.  Our new product launches, such as ARM & HAMMER Power Gel Laundry Detergent, TROJAN Fire and Ice Condoms and ARM & HAMMER Double Duty Cat Litter, are off to a great start.”

Mr. Craigie continued, “Our second quarter gross margin and organic sales were negatively impacted by increased trade spending in response to aggressive competitive pricing actions.  We funded the increased trade spending by lowering marketing spending.  Our combined trade and marketing investment was above year ago levels, which supports our goal of increasing market share.  Despite challenging conditions, we delivered strong improvements in operating margin and earnings per share.”

Consumer Domestic net sales were $465.5 million, a $2.6 million decrease or 0.6% below the prior year second quarter sales. Organic sales grew 2.7% during the quarter.  Domestic organic sales reflect higher sales of ARM & HAMMER liquid laundry detergent, ARM & HAMMER Super Scoop cat litter and TROJAN condoms partially offset by lower sales of XTRA liquid laundry detergent.

Consumer International net sales were $112.1 million, a $17.3 million increase or 18.3% above the prior year second quarter sales.  Organic sales grew 9.4% during the quarter, primarily reflecting increased sales in Canada, UK, Brazil and Australia.

Specialty Products net sales were $63.3 million, a $3.1 million increase or 5.0% above the prior year second quarter sales.  Organic sales grew 2.2% during the quarter, primarily due to increased sales in animal nutrition and performance products.

Gross margin increased to 45.4% in the quarter compared to 45.2% in the year ago quarter.  Excluding the $5.8 million plant restructuring charge in last year’s second quarter, gross margin contracted 70 basis points.  The decrease in gross margin reflects higher trade spending and commodity costs partially offset by manufacturing efficiencies at our new laundry facility and the change in customer delivery arrangements.

Marketing expense was 12.9% of net sales in the quarter compared to the year ago quarter’s record level of 15.0%.  The marketing spending was focused on the Company’s eight power brands, especially new product launches.  The reduction in marketing expense was used to fund increased trade spending in response to competitive actions.

Selling, general and administrative expenses (SG&A) was 13.7% of net sales in the quarter, a decrease of 50 basis points from the prior year second quarter.  The decrease in SG&A reflects lower incentive compensation expenses.

Operating margin expanded 280 basis points to 18.7%.  Excluding the plant restructuring charges in the year ago quarter, operating margin expanded 190 basis points.

The effective tax rate in the second quarter was 36.2% compared to 38.8% in the prior year second quarter, which was impacted by an increase in tax liabilities.

Net Debt and Free Cash Flow

Net cash from operating activities year-to-date was $123.8 million compared to $194.8 million in the prior year period.  The prior year net cash from operating activities benefited from lower tax payments due to tax legislation, timing of tax payments and an increase in marketing accruals commensurate with higher marketing spending in 2009.  The current year is impacted by higher inventories and account receivables.  Free cash flow year-to-date was $103.3 million compared to $182.1 million in the prior period on a comparable basis.  Free cash flow is defined as net cash from operations less capital expenditures.

Capital expenditures in the first six months were $20.5 million compared to $57.8 million in the prior year period.   The prior year period included $45.1 million of capital expenditures related to the new manufacturing facility in York County, Pennsylvania.

Net debt at quarter end was $337 million (total debt of $701 million less cash of $364 million).  The Company repaid $44 million of bank debt in the quarter.

Acquisitions/Divestitures

During the second quarter, the Company completed its previously announced acquisition of the SIMPLY SALINE brand of products from Blairex Laboratories, Inc.  The acquisition was financed with available cash.  Annual sales of SIMPLY SALINE products are approximately $20 million.  The acquisition is expected to be accretive to earnings per share.

Dividend Increase

On August 4, 2010, the Board of Directors declared an increased regular quarterly dividend.  The regular quarterly dividend was increased from $0.14 to $0.17 per share or 21.4%, equivalent to an annual dividend of $0.68 per share.  The higher dividend raises the Company’s annualized dividend payout from $40 million to $48 million.  The quarterly dividend will be payable September 1, 2010 to stockholders of record at the close of business on August 16, 2010.  It is the Company’s 438th consecutive regular quarterly dividend.  The Company last increased its dividend in July 2009.  Mr. Craigie commented, “Today’s action reflects the Board of Directors’ desire to increase the cash returned to stockholders in light of the Company’s continued strong growth and is an indication of our confidence in the Company’s performance and financial strength.”

Outlook for 2010

Mr. Craigie said, “Our focus continues to be on share growth in 2010.  In spite of weak consumer demand, we are expecting full year unit market share to expand for at least five of our eight power brands, which represent over 80% of the company’s revenues and profits.  We are seeing higher than expected price deflation driven by higher trade spending in response to competitive initiatives.  The aggressive trade spending is projected to reduce our 2010 growth targets for organic sales by 1% and gross margin by 50 basis points.  Consequently, we expect to deliver organic sales growth of 3-4% in 2010 with volume contributing 5-6% offset by price and product mix declines of approximately 2%.  This outlook includes 6 fewer calendar days in the fiscal fourth quarter compared to the prior year quarter, which offsets the six additional calendar days in the fiscal first quarter of 2010.  Gross margin for 2010 is now projected to be 0-50 basis points above 2009 levels, excluding plant restructuring charges, which were 430 basis points above 2008 levels. Our hedging and procurement programs are expected to lessen the impact of commodity and currency fluctuations for the balance of 2010.”

“We are able to fund the increased trade spending needed to moderate competitive pricing actions by reducing full year marketing from 14% in 2009 to 13% in 2010.  In total, our combined trade and marketing spending in 2010 is projected to be 100 basis points above 2009 levels which will support our market share growth goals.”

“We remain confident in our previously announced earnings per share estimate of $3.93 to $4.00 in 2010, which is an increase of 13-15%, excluding plant restructuring charges of $0.24 per share and the favorable litigation settlement, net of legal fees, of $0.17 per share in 2009.  Free cash flow for the year is expected to be approximately $300 million.”

“We expect earnings per share to be evenly balanced for the remaining two quarters of the year.  Second half marketing spending is projected to be significantly higher than the first half of 2010.”

* * * * * * *
Church & Dwight will host a conference call to discuss second quarter 2010 results on August 5, 2010 at 10:00 a.m.  (ET). To participate, dial in at 877-616-8505 or 877-317-1485; international: 706-643-6278, access code:  89399319.  A replay will be available two hours after the call at 800-642-1687 or 706-645-9291 (same access code:  89399319).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to new product introductions, forecasted organic sales growth, gross margins, operating margins, trade and marketing spending, earnings per share growth, and market share increases for several of the power brands, free cash flow and the effect of the Simply Saline acquisition. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), competitive pricing and other activities, retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rates, commodities and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 2, 2010	June 26, 2009	July 2, 2010	June 26, 2009
Net Sales	$640,887	$623,119	$1,275,440	$1,203,986
Cost of sales	350,002	341,568	699,060	673,077
Gross profit	290,885	281,551	576,380	530,909
Marketing expenses	82,786	93,704	151,725	160,077
Selling, general and administrative expenses	88,109	88,845	172,711	167,170
Income from Operations	119,990	99,002	251,944	203,662
Equity in earnings of affiliates	1,585	3,993	2,847	6,698
Other income (expense), net	(5,160)	(8,010)	(13,027)	(15,883)
Income before non-controlling interest and taxes	116,415	94,985	241,764	194,477
Income taxes	42,142	36,828	87,518	73,744
Net Income of Non-Controlling Interest	(2)	1	-	8
Net Income attributable to Church & Dwight	$74,275	$58,156	$154,246	$120,725
Net Income per share - Basic	$1.05	$0.83	$2.18	$1.72
Net Income per share - Diluted	$1.03	$0.81	$2.14	$1.69
Dividend per share	$0.14	$0.09	$0.28	$0.18
Weighted average shares outstanding - Basic	71,006	70,342	70,890	70,288
Weighted average shares outstanding - Diluted	72,213	71,428	72,112	71,370

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	July 2, 2010	Dec. 31, 2009
Assets
Current Assets
Cash, equivalents and securities	$364,265	$447,143
Accounts receivable	242,074	222,158
Inventories	230,616	216,870
Other current assets	38,429	42,094
Total Current Assets	875,384	928,265
Property, Plant and Equipment (Net)	451,352	455,636
Equity Investment in Affiliates	12,648	12,815
Tradenames and Other Intangibles	828,057	794,891
Goodwill	855,917	838,078
Other Long-Term Assets	87,524	88,761
Total Assets	$3,110,882	$3,118,446
Liabilities and Stockholders' Equity
Short-Term Debt	$160,277	$218,949
Other Current Liabilities	305,358	348,083
Total Current Liabilities	465,635	567,032
Long-Term Debt	540,594	597,347
Other Long-Term Liabilities	361,464	352,295
Stockholders' Equity	1,743,189	1,601,772
Total Liabilities and Stockholders' Equity	$3,110,882	$3,118,446

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in thousands)	July 2, 2010	June 26, 2009
Net Income	$154,246	$120,733
Depreciation and amortization	36,354	43,606
Deferred income taxes	8,643	20,813
Gain on sale of assets	(1,031)	-
Asset impairment charges and other asset write-offs	283	681
Non cash compensation	8,062	9,172
Other	(596)	(3,431)

Changes in assets and liabilities:
Accounts receivable	(30,121)	(7,912)
Inventories	(16,496)	(12,063)
Prepaid expenses and other current assets	(2,387)	(2,694)
Accounts payable and accrued expenses	(24,469)	15,783
Income taxes payable	(8,085)	8,297
Excess tax benefits on stock options exercised	(4,511)	(1,766)
Other liabilities	3,948	3,567
Net cash from operating activities	123,840	194,786

Capital expenditures	(20,537)	(57,761)
Proceeds from sale of assets	8,215	30,610
Acquisition	(70,000)	-
Other	1,513	770
Net cash (used in) investing activities	(80,809)	(26,381)

Net change in debt	(115,341)	(6,770)
Payment of cash dividends	(19,840)	(12,631)
Stock option related	14,289	5,288
Purchase of treasury stock	(87)	--
Net cash (used in) financing activities	(120,979)	(14,113)

F/X impact on cash	(4,930)	4,708

Net change in cash and investments	$(82,878)	$159,000

Free cash flow (net cash from operating activities less capital expenditures)	$103,303	$137,025
York plant capital expenditures	-	45,082

Free cash flow excluding York capital expenditures	$103,303	$182,107

Product Line Net Sales

	Three Months Ended		Percent
	7/2/2010	6/26/2009	Change
Household Products	$296.6	$294.3	0.8%
Personal Care Products	168.9	173.8	-2.8%
Consumer Domestic	465.5	468.1	-0.6%
Consumer International	112.1	94.8	18.3%
Total Consumer Net Sales	577.6	562.9	2.6%
Specialty Products Division	63.3	60.2	5.0%
Total Net Sales	$640.9	$623.1	2.9%

	Six Months Ended		Percent
	7/2/2010	6/26/2009	Change
Household Products	$599.8	$578.4	3.7%
Personal Care Products	332.4	327.9	1.4%
Consumer Domestic	932.2	906.3	2.9%
Consumer International	214.8	177.5	21.0%
Total Consumer Net Sales	1,147.0	1,083.8	5.8%
Specialty Products Division	128.4	120.2	6.8%
Total Net Sales	$1,275.4	$1,204.0	5.9%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded:

Adjusted Net Income per Share, Adjusted Gross Margin and Adjusted Operating Profit Margin

The press release provides information regarding the Company’s net income per share, gross margin and operating profit margin adjusted to exclude restructuring charges related to plant closing expenses and proceeds of the previously announced litigation settlement. Management believes that the presentation of adjusted net income per share, gross margin and operating profit margin (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s historical performance exclusive of extraordinary events that do not reflect the Company’s day-to-day operations.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures, the change in customer delivery arrangements and foreign exchange rate changes from year-over-year comparisons. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods excluding the change in customer delivery arrangements, without the effect of foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 7/2/2010
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	2.9%	2.6%	-0.6%	18.3%	5.0%
Add:
Divestitures	1.5%	1.7%	1.9%	0.4%	0.3%
Change in Customer Delivery Arrangements	1.2%	1.3%	1.6%	-	-
Less:
Acquisition	0.2%	0.2%	0.2%	-	-
FX	1.7%	1.6%	-	9.3%	3.1%
Organic Sales Growth	3.7%	3.8%	2.7%	9.4%	2.2%

	Six Months Ended 7/2/2010
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	5.9%	5.8%	2.9%	21.0%	6.8%
Add:
Divestitures	1.4%	1.5%	1.7%	0.3%	0.2%
Change in Customer Delivery Arrangements	0.6%	0.7%	0.8%	-	-
Less:
Acquisition	0.1%	0.1%	0.1%	-	-
FX	2.2%	2.1%	-	12.5%	3.5%
Organic Sales Growth	5.6%	5.9%	5.3%	8.8%	3.5%

Change in customer delivery arrangements reduces net sales as a result of a transportation allowance for a customer pick up program. Previously the cost to ship was included in cost of sales.

Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures.  Free cash flow is used by the Company's management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow also is one of the measures used in determining management's annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Free cash flow excluding the capital expenditures for the new Pennsylvania facility is used by management, and management believes it is useful to investors, to assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases exclusive of extraordinary events that do not reflect the Company's day-to-day operations.  Please refer to the condensed cash flow statement for details.